EXHIBIT 10.2

CHANGE OF CONTROL SEVERANCE AGREEMENT

This CHANGE OF CONTROL SEVERANCE AGREEMENT (this “Agreement”), effective as of January 1, 2004 (the “Effective Date”), is entered into by and between American Vanguard Corporation, a Delaware corporation (“American Vanguard”), and                      (the “Executive”). Capitalized terms used but not defined in the context of this Agreement are defined in Section 8.

WHEREAS, the Executive provides valuable services as an employee of American Vanguard or one of its subsidiaries (as applicable, the “Company”); and

WHEREAS, the Company wishes to provide security to the Executive to induce the Executive to continue to provide services to the Company.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained the value of which is hereby acknowledged, the Executive and the Company agree as follows:

1. Company Obligation. Subject to the limitations of this Agreement, if, during the Change of Control Period, the Company shall terminate the Executive’s employment or the Executive shall terminate his employment with the Company for Good Reason (either a “Termination”), the Company shall: (a) pay to the Executive in a single sum within thirty (30) days after the Termination an amount equal to two (2) times the Executive’s Compensation; (b) continue to pay Medical and Hospital Benefits for a period of twenty-four (24) consecutive months beginning with the date of Termination; (c) provide executive level outplacement assistance benefits; and (d) accelerate all of the Executive’s options or rights to acquire securities of the Company that are outstanding immediately prior to the date of a Change of Control, whether or not then exercisable, so that they automatically become immediately exercisable in full thereafter. If the Executive’s employment is terminated with the Company during the Change of Control Period for any reason, excluding a termination for Good Reason, or if the Company shall terminate the Executive’s employment due to Cause, death or the Executive’s disability which renders the Executive unable to perform the essential functions of the position, this Agreement shall terminate without any obligation of the Company to the Executive hereunder. If the Executive is offered employment by a successor to the Company or its business or assets or by its Affiliate or a successor to such Affiliate or its business or assets on terms and conditions that are reasonably comparable to the Executive’s terms and conditions of employment with the Company (including this Agreement), the Company shall not have an obligation hereunder to the Executive. If any payment under this Agreement, either alone or together with any other payment, benefit or transfer of property which the Executive receives or has a right to receive from the Company or its Affiliate (the “Total Payments”), would constitute a nondeductible “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986, amended (the “Code”)) or nondeductible “employee remuneration” under Section 162(m) of the Code, such payment under this Agreement shall be reduced to the largest amount as will result in no portion of the payment under this Agreement being such a nondeductible payment under the Code. The Company agrees to undertake such reasonable efforts as it may determine in its sole discretion to prevent any payment under this Agreement from constituting a nondeductible payment, provided the Company is not obligated to incur additional cost in order to make a payment nondeductible. The determination of any reduction under the preceding sentences shall be made by the Company in good faith, and such determination shall be binding on the Executive. The reduction provided by the fifth sentence of this Section 1 shall apply only if, after reduction for any applicable federal excise tax imposed by Section 4999 of the Code and federal income tax imposed by the Code, the total payment accruing to the Executive would be less than the amount of the Total Payments as reduced under said fifth sentence and after reduction for federal income taxes.

2. Executive Obligation. As condition of the Company’s performance of its obligations under Section 1, the Executive shall execute and deliver to the Company a written agreement, in form and substance reasonably satisfactory to the Company, releasing the Company and its representatives, agents and advisors from all past, then-current and future claims and liabilities, whether known or unknown, that the Executive may have.

3. Other Benefits. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any other plan, program, policy, practice, contract or agreement of or with the Company or its Affiliate for which the Executive is a party or may qualify (collectively, the “Other Benefits”), nor shall anything in this Agreement limit or otherwise affect the rights of the Company or the Executive under any Other Benefits. Any amounts payable or rights or benefits furnished to the Executive under any Other Benefits existing at or subsequent to the Termination shall be payable in accordance with the terms of such Other Benefits and without regard to this Agreement, except as explicitly modified by this Agreement; provided, however, that to the extent the amounts payable or rights or benefits furnished to the Executive under such Other Benefits exceed or are more favorable to the Executive than this Agreement, such Other Benefits shall govern and control. Amounts payable or in respect of this Agreement shall not be taken into account with respect to any other employee benefit plan or arrangement.

4. Mitigation. The Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under this Agreement, and the amounts payable under this Agreement shall not be reduced whether or not the Executive obtains other employment. The Company’s obligation to make the payment provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.

5. Successors.

(a) This Agreement is personal to the Executive and shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives, including the Executive’s executor, trustee or administrator.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement.

6. Resolution of Disputes. Any dispute related to the interpretation or enforcement of this Agreement shall be enforceable only by arbitration in Orange County, California (or such other metropolitan area to which the Company’s principal executive officers may be relocated if such relocation does not result in Good Reason for the Executive to terminate employment), in accordance with the commercial arbitration rules then in effect of the American Arbitration Association, before a panel of three arbitrators, one of whom shall be selected by the Company, the second of whom shall be selected by the Executive and the third of whom shall be selected by the other two arbitrators. In the absence of the American Arbitration Association, or if for any reason arbitration under the arbitration rules of the American Arbitration Association cannot be initiated, or if one of the parties fails or refuses to select an arbitrator, or if the arbitrators selected by the Company and the Executive cannot agree on the selection of the third arbitrator within seven days after such time as the Company and the Executive have each been notified of the selection of the other’s arbitrator, the necessary arbitrator or arbitrators shall be selected by the presiding judge of the court of general jurisdiction in the metropolitan area where arbitration under this Section would otherwise have been conducted. The arbitrators shall award to the Executive his reasonable legal fees and expenses in connection with any arbitration proceeding hereunder if (i) the arbitration is commenced by the Company and the Company has no reasonable basis for initiating such proceeding, or (ii) the arbitration is commenced by the Executive and the Executive prevails on the Executive’s claim in the arbitration proceeding. The arbitrators shall award to the Company its legal fees and expenses incurred in connection with any arbitration proceeding hereunder if the arbitration proceeding is commenced by the Executive, and the Executive has no reasonable basis for initiating such proceeding. The parties agree that the arbitration panel shall construe this Section 6 to determine whether either party is entitled to recover its cost and fees hereunder. Any award entered by the arbitrators shall be formal, binding and nonappealable and judgment may be entered thereon by any party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable.

7. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The headings or captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

If to the Company:

American Vanguard Corporation
4695 MacArthur Court, Suite 1250
Newport Beach, California 92660
Attention: Chairperson of the Compensation Committee

With a copy to:

McDermott, Will & Emery
18191 Von Karman Avenue, Suite 400
Irvine, California 92612
Attention: John B. Miles

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive and the Company acknowledge that, except and only as may otherwise be provided under any other written agreement between the

Executive and the Company, if any, the employment of the Executive by the Company is ‘at will” and, may be terminated by either the Executive or the Company at any time. Moreover, if subsequent to the Change of Control Period, the Executive’s employment with the Company terminates, then the Executive shall have no rights under this Agreement.

(f) This Agreement constitutes the entire agreement between the parties hereto and contains all the agreements between such parties with respect to the subject matter hereof. This Agreement supersedes all other agreements, oral or in writing, between the parties hereto with respect to the subject matter hereof.

8. Defined Terms. For purposes of this Agreement, the following whenever used in the capitalized form shall have the meaning set forth below unless the context clearly indicates otherwise.

(a) “Affiliate” means, with respect to any person, any individual, corporation, partnership, association, joint-stock company, trust, unincorporated association or other entity (other than such person) that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with that person.

(b) “Annual Bonus” means the gross, annual bonus payable to the Executive for the fiscal year of the Company ending immediately preceding the Effective Date, but annualized in the event the Executive was not employed for the entire fiscal year with respect to which such bonus was paid.

(c) “Cause” shall means termination because of (1) an act of fraud, embezzlement or theft in connection with the Employee’s duties or in the course of the Employee’s employment, (2) unreasonable neglect or refusal by the Employee to perform his/her duties (other than any such failure resulting from the Employee’s incapacity due to disability), (3) the engaging by the Employee in willful, reckless, or grossly negligent misconduct which is or may be materially injurious to the Company, or (4) the Employee’s conviction of or plea of guilty or nolo contendere to a felony.

(d) “Change of Control” means, and be deemed to have occurred, on the date of the first to occur of any of the following:

  (A) upon the vote of the shareholders of the Company (or its Affiliate) approving a merger or consolidation in which the Company’s (or its Affiliate) shareholders immediately prior to the effective time of the merger or consolidation will beneficially own immediately after the effective time of the merger or consolidation securities of the surviving or new corporation having less than 50% of the “voting power” of the surviving or new corporation, including “voting power” exercisable on a contingent or deferred basis as well as immediately exercisable “voting power”;

  (B) upon the consummation of a sale, lease, exchange or other transfer or disposition by the Company (or its Affiliate) of all or substantially all of the assets of the Company (or its Affiliate) on a consolidated basis, provided, however, that the mortgage, pledge or hypothecation of all or substantially all of the assets of the Company (or its Affiliate) on a consolidated basis, in connection with a bona fide financing shall not constitute a Change of Control; or

  (C) when any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the Securities Exchange Act as in effect on date hereof), directly or indirectly of more than fifty percent (50%) of the common stock of the Company (or its Affiliate).

(e) “Change of Control Period” means the continuous period commencing on the Effective Date and ending on the fifth anniversary of the Effective Date.

(f) “Compensation” means the gross, annual base salary, but excluding the Annual Bonus, paid by the Company (including amounts accrued but not paid) to the Executive in accordance with the generally applied payroll practices of the Company for the completed fiscal year of the Company immediately preceding the Effective Date. Compensation, for purposes of applying the two (2) multiplier in Section 1 of this Agreement, does not include any accrued balances in any other compensation program the Executive participates in. For purposes of this Agreement, any amounts due the Executive under any compensation plan other than base salary, shall be paid out in accordance with the provisions of the specific plan governing those said programs.

(g) “Good Reason” shall mean the occurrence of any of the following events unless, (i) such event occurs with the Executive’s express prior written consent, (ii) the event is an isolated, insubstantial or inadvertent action or failure to act which was not in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive, (iii) the event occurs in connection with the termination of the Executive’s employment for Cause, disability or death or (iv) the event occurs in connection with the Executive’s voluntary Termination of employment or other than due to the occurrence of one of the following events:

  (A) the assignment to the Executive of any duties which are inconsistent with, or are a diminution of, the Executive’s positions, duty, title, office, responsibility and status with the Company, including without limitation, any diminution of the Executive’s position or responsibility in the decision or management processes of the Company, or any removal of the Executive from, or any failure to reelect the Executive to, any of such positions;

  (B) a reduction in the Executive’s rate of base salary as in effect on a Change of Control or as the same may be increased from time to time during the term of this Agreement, other than a reduction which is a reduction generally applicable to all senior officers or executives of the Company and its Affiliates, including, without limitation, the Company’s Affiliates and successors after a Change of Control;

  (C) any failure either to continue in effect any material benefit or incentive plan or arrangement (including, without limitation, a plan meeting the applicable provisions of Section 401(a) of the Code, group life insurance plan, medical, dental, accident and disability plans) in which the Executive is participating or eligible to participate on the date of a Change of Control or to substitute and continue other plans providing the Executive with substantially similar benefits (all of the foregoing is hereinafter referred to as “Benefit Plans”), or the taking of any action which would substantially and adversely affect the Executive’s participation in or materially reduce the Executive’s benefits or compensation under any such Benefit Plan or deprive the Executive of any material fringe benefit enjoyed by the Executive on the date of a Change of Control;

  (D) a relocation of more than 50 miles from the location of the principal executive offices of the Company, or the relocation of the Executive’s principal place of employment for the Company of more than 50 miles, to any place other than the location at which the Executive performed his duties on the date of a Change of Control; or

  (E) any failure by any successor or assignee of the Company to continue this Agreement in full force and effect.

If the Executive does not notify the Company and incurs the Termination within 120 days of the date the Executive knew or should have reasonably known of the event giving rise to Good Reason, the Executive shall be deemed to have waived the Executive’s right to a Termination based upon such event or the continuing effect or occurrence of such event.

(h) “Medical and Hospital Benefits” mean the medical and hospital benefits that would have been offered to the Executive and the Executive’s family members if the Executive’s employment had not terminated based on the same terms and conditions applicable to non-terminated similarly situated executives of the Company or its successor and their family members. Notwithstanding anything contained herein to the contrary, (A) any Medical and Hospital Benefits offered in accordance with this Agreement run simultaneously with any rights to health coverage continuation available to the Executive and the Executive’s family under applicable law and this Agreement shall constitute notice to the Executive and the Executive’s eligible family members of any right to elect health continuation coverage under the provisions of Section 4980B of the Code, Section 601 et. al. of the Employee Retirement Income

Security Act of 1974, as amended, (to the extent applicable) following the expiration of the Medical and Hospital Benefits coverage period under this Agreement; and (B) if the Executive or any of the Executive’s family members are covered under a group health plan of another employer, nothing in this Agreement shall obligate a plan maintained by the Company to pay benefits on a primary basis with respect to such person.

IN WITNESS WHEREOF, the parties have executed this Change of Control and Severance Agreement on the date first written above.

AMERICAN VANGUARD CORPORATION a Delaware corporation

By:
Its:

EXECUTIVE

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